Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of TSR, Inc. on Form S-3 of our report dated August 23, 2021, on our audits of the consolidated financial statements of TSR, Inc. as of May 31, 2021 and 2020, and for each of the years in two-year period ended May 31, 2021, which report is included in the Annual Report on Form 10-K of TSR, Inc. for the year ended May 31, 2021. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Jericho, New York

October 8, 2021